Exhibit 99.1

Noodles & Company Announces Fourth Quarter and Fiscal Year 2015 Financial Results

BROOMFIELD, Colo., February 25, 2016 (GLOBE NEWSWIRE) - Noodles & Company (NASDAQ: NDLS) today announced financial results for the fourth quarter and fiscal year ended December 29, 2015.

Key highlights for the fiscal year of 2015 include:

•	Total revenue increased 12.8% to $455.5 million compared to fiscal year 2014.

•	Comparable restaurant sales decreased 0.2% for company-owned restaurants, 0.9% for franchise restaurants and 0.3% system-wide.

•	70 new restaurants opened system-wide in 2015, including 51 company-owned and 19 franchise restaurants.

•	16 company-owned and one franchise restaurant were closed in the fourth quarter.

•	GAAP net loss of $13.8 million, which includes pre-tax closure, impairment, and asset disposal costs of $29.6 million.

•	Adjusted net income(1) of $3.9 million, or $0.13 per diluted share.

•	Adjusted EBITDA(1) of $38.0 million.

•	Restaurant contribution margin of 16.2%.
Key highlights for the fourth quarter of 2015 include:

•	Total revenue increased 7.9% to $117.1 million compared to the fourth quarter of 2014.

•	Comparable restaurant sales decreased 0.9% for company-owned restaurants, 2.1% for franchise restaurants and 1.1% system-wide.

•	21 new restaurants opened system-wide in the fourth quarter, including 14 company-owned and seven franchise restaurants. 16 company-owned and one franchise restaurant were closed in the quarter.

•	GAAP net loss of $4.3 million.

•	Adjusted net loss(1) of $0.1 million, or $0.00 per diluted share.

•	Adjusted EBITDA(1) of $7.8 million.

•	Restaurant contribution margin of 14.9%.

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(1) Adjusted net (loss) income and Adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net (loss) income to each of these measures is included in the accompanying financial data. See "Non-GAAP Financial Measures."

Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company stated, "While earnings remained under pressure during the fourth quarter, I am pleased with the progress we made on implementing several initiatives. During the quarter we successfully introduced our Made. Different. brand positioning, which we activated through the launch of a Kids Meal nationwide and an integrated media campaign in select markets. This new positioning highlights our differentiated, made-to-order fast casual dining experience as well as our continued commitment to food quality and transparency."
Reddy continued, "We believe the fundamental business is strengthening and that we have improved the foundation from which we expect to build sales and profits over the long term. Our underlying sales momentum has continued into 2016, with comparable sales growth quarter-to-date through February 24th of 0.4% at company-owned restaurants and 0.8% at franchise restaurants."

Fiscal Year Ended 2015 Financial Results
Total revenue increased $51.7 million during fiscal year 2015, or 12.8%, to $455.5 million, compared with $403.7 million in the fiscal year 2014. This increase was the result of new restaurants opened system-wide since the beginning of the first quarter of 2014, and the acquisition of 19 franchise restaurants during the third and fourth quarters of 2014, offset partially by a slight decline in comparable restaurant sales and the closure of 16 company-owned restaurants during the fourth quarter of 2015. In 2015, comparable restaurant sales decreased 0.2% for company-owned restaurants, decreased 0.9% for franchise restaurants and decreased 0.3% system-wide.
Adjusted net income(2) decreased to $3.9 million in fiscal year 2015, from $11.9 million in fiscal year 2014. GAAP net income decreased to a net loss of $13.8 million during fiscal year 2015, compared to net income of $11.4 million in fiscal year 2014.
Restaurant contribution margin decreased to 16.2% as a percentage of restaurant revenue during fiscal year 2015, compared with 19.1% in the fiscal year 2014. This decrease was primarily due to increased marketing and promotional costs, increased labor pressures and deleverage from lower average unit volumes compared to the prior year.
Fourth Quarter 2015 Financial Results
Total revenue increased $8.6 million in the fourth quarter of 2015, or 7.9%, to $117.1 million, compared with $108.5 million in the fourth quarter of 2014. This increase was the result of new restaurants opened system-wide since the beginning of the fourth quarter of 2014, partially offset by a slight decrease in sales at our comparable base restaurants as well as the closure of 16 company-owned restaurants during the quarter. In the fourth quarter of 2015, comparable restaurant sales decreased 0.9% for company-owned restaurants, decreased 2.1% for franchise restaurants decreased and 1.1% system-wide.
Adjusted net (loss) income(2) decreased to a net loss of $0.1 million in the fourth quarter of 2015, from Adjusted net income of $3.9 million in the fourth quarter of 2014. GAAP net (loss) income decreased to a net loss of $4.3 million in the fourth quarter of 2015, compared with net income of $3.5 million in the fourth quarter of 2014.
Restaurant contribution margin decreased to 14.9% in the fourth quarter of 2015, compared with 20.0% in the fourth quarter of 2014. The decrease was primarily due to increased marketing and promotional costs, increased labor pressures and deleverage from lower average unit volumes compared to the prior year.
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(2) Adjusted net (loss) income is a non-GAAP measure. A reconciliation of GAAP net (loss) income to Adjusted net (loss) income is included in the accompanying financial data. See "Non-GAAP Financial Measures."

2016 Outlook
For 2016, management expects the following:

•	Approximately 50 new restaurants system-wide, including 40 to 45 company-owned restaurant openings;

•	Total revenue of $505.0 to $515.0 million;

•	Low single digit comparable restaurant sales growth;

•	Restaurant level contribution margin of 14.0% to 16.0%;

•	Adjusted EBITDA of $38.0 to $40.0 million, or flat to 5% growth;

•	Adjusted diluted earnings per share of $0.04 to $0.08; and

•	An estimated tax rate of approximately 38% to 40%.

Key Definitions:
Comparable Restaurant Sales represent year-over-year sales comparisons for restaurants open for at least 18 full periods.
Restaurant Contribution Margin represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA represents net (loss) income before interest expense, benefit or provision for income taxes, restaurant impairments, closure costs and asset disposals, depreciation and amortization, stock-based compensation expense and other atypical or non-cash expenses. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of the competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net (Loss) Income represents net (loss) income after various adjustments and the tax effects of these adjustments. Adjusted net (loss) income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See "Non-GAAP Financial Measures" below.
Conference Call
Noodles & Company will host a conference call to discuss the fourth quarter and fiscal year 2015 financial results on Thursday, February 25, 2016 at 4:30 PM Eastern Time.
The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 32810437. The replay will be available until Thursday, March 3, 2016. The conference call will also be webcast live from the Company's corporate website at investor.noodles.com, under the "Events & Presentations" page. An archive of the webcast will be available at this location shortly after the call has concluded until Thursday, March 3, 2016.
Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company uses the following non-GAAP financial measures: Adjusted EBITDA, Adjusted net (loss) income and adjusted earnings per share (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net (loss) income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of restaurant impairment and closure costs, stock-based compensation expense associated with the vesting of stock options granted prior to the Company's IPO, transaction costs related to restaurant purchases, write-offs related to obsolete inventory, litigation reserves and the tax effect of such adjustments. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.
For more information on the non-GAAP financial measures, please see the "Reconciliation of Non-GAAP Measurements to GAAP Results" tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
About Noodles & Company
Founded in 1995, Noodles & Company is a fast casual restaurant chain that serves classic noodle and pasta dishes from around the world with 492 locations system-wide in 35 states, the District of Columbia and one Canadian province as of December 29, 2015. Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Sauté and creamy Wisconsin Mac & Cheese.

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as "believe," "estimate," "anticipate," "expect," "intend," "may," "will," "would" and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding 2016 guidance, comparable restaurant sales and operating margins, new restaurant development, expected public company expense, and our outlook, in particular, our target revenue and Adjusted EBITDA, targeted restaurant openings and effective tax rate. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company's forward-looking statements. These risks and uncertainties include: our ability to maintain increases in comparable restaurant sales and to successfully execute our growth strategy; whether new restaurants we open are profitable and whether opening new restaurants will negatively affect sales at existing restaurants; changes in consumer tastes and the level of acceptance of our restaurant concept (including consumer acceptance of prices); our ability to open new restaurants on schedule; current economic trends; price and availability of commodities; labor costs; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used in the calculation of Adjusted net (loss) income; consumer reaction to public health issues and perception of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including our most recently filed Annual Report on Form 10-K and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2015	December 30, 2014	December 29, 2015	December 30, 2014
Revenue:
Restaurant revenue	$115,715	$107,204	$450,482	$398,993
Franchise royalties and fees	1,413	1,342	4,969	4,748
Total revenue	117,128	108,546	455,451	403,741
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	31,840	28,684	120,455	107,217
Labor	37,280	32,082	143,145	120,492
Occupancy	12,691	11,426	50,300	42,540
Other restaurant operating costs	16,672	13,598	63,549	52,580
General and administrative	10,209	8,588	37,244	31,394
Depreciation and amortization	6,842	6,818	27,802	24,787
Pre-opening	1,257	1,143	4,407	4,425
Restaurant impairments, closure costs and asset disposals	6,801	733	29,616	1,391
Total costs and expenses	123,592	103,072	476,518	384,826
(Loss) income from operations	(6,464)	5,474	(21,067)	18,915
Interest expense	613	197	1,432	365
(Loss) income before income taxes	(7,077)	5,277	(22,499)	18,550
(Benefit) provision for income taxes	(2,823)	1,742	(8,734)	7,122
Net (loss) income	$(4,254)	$3,535	$(13,765)	$11,428
Earnings per Class A and Class B common stock, combined
Basic	$(0.15)	$0.12	$(0.48)	$0.38
Diluted	$(0.15)	$0.11	$(0.48)	$0.37
Weighted average Class A and Class B common stock outstanding, combined
Basic	27,708,421	29,798,974	28,938,901	29,717,304
Diluted	27,708,421	30,884,874	28,938,901	31,001,099

Noodles & Company
Consolidated Statements of Income as a Percentage of Revenue
(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2015	December 30, 2014	December 29, 2015	December 30, 2014
Revenue:
Restaurant revenue	98.8%	98.8%	98.9%	98.8%
Franchise royalties and fees	1.2	1.2	1.1	1.2
Total revenue	100.0	100.0	100.0	100.0
Costs and expenses:
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	27.5	26.8	26.7	26.9
Labor	32.2	29.9	31.8	30.2
Occupancy	11.0	10.7	11.2	10.7
Other restaurant operating costs	14.4	12.7	14.1	13.2
General and administrative	8.7	7.9	8.2	7.8
Depreciation and amortization	5.8	6.3	6.1	6.1
Pre-opening	1.1	1.1	1.0	1.1
Restaurant impairments, closure costs and asset disposals	5.8	0.7	6.5	0.3
Total costs and expenses	105.5	95.0	104.6	95.3
(Loss) income from operations	(5.5)	5.0	(4.6)	4.7
Interest expense	0.5	0.2	0.3	0.1
(Loss) income before income taxes	(6.0)	4.9	(4.9)	4.6
(Benefit) provision for income taxes	(2.4)	1.6	(1.9)	1.8
Net (loss) income	(3.6)%	3.3%	(3.0)%	2.8%
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(1)	As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity and comparable restaurant sales, unaudited)

	As of
	December 29, 2015	December 30, 2014
Balance Sheet Data
Total current assets	$25,401	$22,776
Total assets	239,961	238,539
Total current liabilities	32,914	25,831
Total long-term debt	67,732	27,136
Total liabilities	146,189	98,424
Total stockholders' equity	93,772	140,115

	Fiscal Quarter Ended
	December 29, 2015	September 29, 2015	June 30, 2015	March 31, 2015	December 30, 2014
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	422	424	411	399	386
Franchise restaurants at end of period	70	64	61	56	53
Revenue Data:
Company-owned average unit volumes	$1,103	1,111	1,123	1,136	1,147
Franchise average unit volumes	$1,121	1,128	1,138	1,134	1,131
Company-owned comparable restaurant sales	(0.9)%	(0.7)%	0.1%	0.8%	1.3%
Franchise comparable restaurant sales	(2.1)%	(1.9)%	(0.5)%	1.4%	1.5%
System-wide comparable restaurant sales	(1.1)%	(0.9)%	—%	0.9%	1.3%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2015	December 30, 2014	December 29, 2015	December 30, 2014
	(in thousands, unaudited)
Net (loss) income	$(4,254)	$3,535	$(13,765)	$11,428
Depreciation and amortization	6,842	6,818	27,802	24,787
Interest expense	613	197	1,432	365
(Benefit) provision for income taxes	(2,823)	1,742	(8,734)	7,122
EBITDA	$378	$12,292	$6,735	$43,702
Restaurant impairments, closure costs and asset disposals	6,801	733	29,616	1,391
Stock-based compensation expense	433	309	1,469	1,330
Litigation reserves	200	—	200	—
Transaction costs (a)	—	42	—	100
Adjusted EBITDA	$7,812	$13,376	$38,020	$46,523
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EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net (loss) income or cash flow from operations, as determined by GAAP and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net (loss) income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table above.
EBITDA and Adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use Adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of Adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that Adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

(a)	Expenses related to the acquisition of 19 franchise restaurants. Sixteen of the restaurants were acquired in July 2014 and three restaurants were acquired in December 2014.

Noodles & Company
Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2015	December 30, 2014	December 29, 2015	December 30, 2014
	(in thousands, unaudited)
Net (loss) income	$(4,254)	$3,535	$(13,765)	$11,428
Restaurant impairment costs (a)	6,544	—	28,637	—
Litigation reserves	200	—	200	—
Non-recurring stock-based compensation (b)	—	—	—	147
Transaction costs (c)	—	42	—	100
Obsolete inventory (d)	—	490	—	490
Tax effect of adjustments (e)	(2,602)	(204)	(11,124)	(283)
Adjusted net (loss) income	$(112)	$3,863	$3,948	$11,882

Adjusted earnings per Class A and Class B common stock, combined (f)
Basic	$—	$0.13	$0.14	$0.40
Diluted	$—	$0.13	$0.13	$0.38
Pro forma weighted average Class A and Class B common stock outstanding, combined (f)
Basic	27,708,421	29,798,974	28,938,901	29,717,304
Diluted	27,708,421	30,884,874	29,616,249	31,001,099
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Adjusted net (loss) income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define Adjusted net (loss) income as net (loss) income plus the impact of certain adjustments listed in the table above and the tax effects of these adjustments. Adjusted net (loss) income is presented because management believes it helps convey supplemental information to investors regarding our performance excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. Adjusted net (loss) income as presented may not be comparable to other similarly-titled measures of other companies and our presentation of Adjusted net (loss) income should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter on comparable financial results.

(a)
Reflects the adjustment to eliminate the impact of impairing six restaurants in the fourth quarter ended December 29, 2015 and 38 restaurants in the fiscal year ended December 29, 2015. This also reflects the adjustments related to closing 16 restaurants in the fourth quarter ended December 29, 2015. These expenses are included in the "Restaurant impairments, closure costs and asset disposals" line in the Consolidated Statements of Income.

(b)	Reflects the annual vesting of the options granted to the Chief Executive Officer and then-President and Chief Operating Officer prior to our IPO.

(c)
Transaction-related expenses reflect costs incurred from the purchase of 19 franchise locations. Sixteen of the restaurants were acquired in July 2014 and three restaurants were acquired in December 2014.

(d)	Reflects the asset write-off from the dissolving of a relationship with an overseas vendor.

(e)	Reflects the tax expense associated with the adjustments in (a) through (e) above.

(f)	Adjusted per share amounts are calculated by dividing Adjusted net (loss) income by the adjusted basic and diluted weighted average shares outstanding.